Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Nabriva Therapeutics plc:

We consent to the incorporation by reference in the registration statements (Nos. 333-208097, 333-222003, 333-226330, 333-228094, 333-230216 and 333-240178) on Forms S-8 and the registration statements (Nos. 333-219567, 333-223739 and 333-248530) on Forms S-3 of Nabriva Therapeutics plc of our report dated March 11, 2021 with respect to the consolidated balance sheets of Nabriva Therapeutics plc and subsidiaries as of December 31, 2019 and 2020, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes (collectively, the “consolidated financial statements”), which report appears in the December 31, 2020 annual report on Form 10-K of Nabriva Therapeutics plc.

Our report dated March 11, 2021 contains an explanatory paragraph that states that Nabriva Therapeutics plc has incurred recurring losses and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Philadelphia, Pennsylvania

March 11, 2021